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                                                                    Exhibit 99.1

CONTACT:
Sherry Lang
Vice President
Investor and Public Relations
(508) 390-2323
                                                    FOR IMMEDIATE RELEASE
                                                    (Tuesday, February 6, 2001)



THE TJX COMPANIES, INC. ANNOUNCES OFFERING OF ZERO-COUPON CONVERTIBLE SUBORDINATED NOTES

         Framingham, MA -- The TJX Companies, Inc. (NYSE: TJX) today announced that it intends, subject to market and other conditions, to raise approximately $300 million gross proceeds (excluding proceeds of the over-allotment option, if any) through an offering of 20-year zero-coupon subordinated notes (LYONs(TM)). The notes will be convertible into shares of TJX common stock if the market price of the shares reaches specified thresholds.


         The Company intends to use the net proceeds from the offering to fund an accelerated store roll-out program, investment in its distribution center network, its common stock repurchase program and for general corporate purposes.


         The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 661 T.J. Maxx, 535 Marshalls, 81 HomeGoods and 25 A.J. Wright stores in the United States. In Canada, the Company operates 117 Winners, and in Europe, 74 T.K. Maxx stores.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The Notes and the shares of TJX common stock issuable upon conversion have not been, and will not be, registered under the Securities Act of 1933 or any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.


Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements involve a number of risks, uncertainties, and other factors including potential changes in market conditions that could cause actual results to differ materially. Please refer to the Company's filings with the Securities and Exchange Commission for discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the Company believes that the expectations reflected in any such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
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